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                                                                   Exhibit 1.2



                                RECORD OF ACTION
                                ----------------


     In accordance with the authority granted by a resolution of the Board of Directors of Kemper Investors Life Insurance Company ("KILICO") on September 13, 1977, which resolution is still in full force and effect, the undersigned Chairman and Secretary of KILICO authorize the establishment of KILICO Equity Separate Account for the purpose of issuing variable annuity contracts qualified under Section 72 of the Internal Revenue Code. This Separate Account is established on this 15th day of April, 1983.

     KILICO Equity Separate Account shall have an investment objective of maximum appreciation of capital.

     The President and Chairman of KILICO, acting jointly, shall have the right to amend the names and investment objectives of the above Separate Account at any time.


                                       KEMPER INVESTORS LIFE
                                        INSURANCE COMPANY


                                       BY: /s/ THOMAS R. ANDERSON
                                           --------------------------------
                                             Thomas R. Anderson, Chairman



                                       BY: /s/ CHARLES M. KIERSCHT
                                           --------------------------------
                                             Charles M. Kierscht, Secretary



(SEAL)

ATTEST:



   /s/ PAUL WIDZOWSKI
--------------------------------------
   Paul Widzowski, Assistant Secretary